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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                            ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)          December 24, 1997


                              THE HE-RO GROUP, LTD.
             (Exact name of registrant as specified in its charter)


     Delaware                   1-10860                        13-36155898
(State or other               (Commission                     (IRS Employer
jurisdiction of               File Number)                  Identification No.)
incorporation)

                  530 Seventh Avenue, New York, New York 10018
          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code   (212) 398-6161


                  550 Seventh Avenue, New York, New York 10018
          (Former name or former address, if changed since last report)



                             Page 1 of 7 total pages
                       (Exhibit index is found on page 7)

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ITEM 1.  Change in Control of Registrant/ITEM 2.  Acquisition of Assets.

         On December 24, 1997 (the "Closing Date"), The He-Ro Group, Ltd. ("He-Ro" or the "Issuer") acquired from Hong J. Han all of the outstanding capital stock of Nah Nah Collection, Inc. ("Nah Nah"), in exchange for the issuance by the Issuer to Mr. Han of 5,277,905 shares of Common Stock of the Issuer (equivalent to 44% of the Issuer's issued and outstanding capital stock), pursuant to a Stock Purchase Agreement dated October 16, 1997 (the "Agreement"), among the Issuer, Nah Nah, Mr. Han and Della Rounick.

         In addition, Ms. Rounick delivered to Mr. Han an irrevocable proxy (the "Irrevocable Proxy") granting to Mr. Han, or his designee, the right to vote the 4,430,748 shares of Common Stock owned by her. The Irrevocable Proxy has an initial term of three years, subject to extension upon the occurrence of certain conditions. Ms. Rounick agreed not to sell, transfer or dispose of any securities of the Issuer for a period of three years. After the expiration of the initial three year term of the Irrevocable Proxy, Ms. Rounick may sell shares covered by the Irrevocable Proxy free and clear of the Irrevocable Proxy, subject to Mr. Han's right of first refusal with respect to any such sale, and provided that Mr. Han owns a certain percentage of the securities of the Issuer.

         In addition, pursuant to certain conditions set forth in the Agreement, on the Closing Date, Mr. Han purchased from Ms. Rounick subordinated indebtedness of The He-Ro Group, Inc., a wholly-owned subsidiary of the Issuer ("HGI"), to the Estate of Herbert Rounick (of which Ms. Rounick is executrix) in the amount of $4,296,000, plus accrued interest. Ms. Rounick retained $1,000,000, plus accrued interest, of subordinated indebtedness. The aggregate indebtedness (in the principal amount of $6,660,801, which includes the accrued interest) is evidenced by subordinated notes of the Issuer in favor of each of Mr. Han and Ms. Rounick bearing interest at 9.278% per annum. The principal is due and payable on demand and the interest is due on the first of each month commencing January 1, 1998, or otherwise on demand. The Issuer and all of its subsidiaries (except HGI) have guaranteed payment and performance of the Notes. According to the terms of a certain Debt Purchase and Intercreditor Agreement dated the Closing Date among Han, Rounick and HGI (the "Intercreditor Agreement"), which governs the notes, the payments on, and any conversion of, the notes, as well as other provisions of the notes, will be on a pari passu basis, subject to certain restrictions. The Intercreditor Agreement also provides that Ms. Rounick may not take any action to collect, enforce, convert or otherwise deal with her note unless Mr. Han has taken such action (in which event Ms. Rounick may take such action but only to the same extent and on the same terms as Mr. Han) or unless she has received Mr. Han's prior written consent.

         On the Closing Date, Mr. Han also acquired all of the obligations due and owing by the Issuer to a junior bank group (for whom Marine Midland Bank N.A. was agent), and all the collateral therefor, under the fourth amended and restated revolving credit agreement dated as of May 15, 1995 between the Issuer and the junior bank group (the "Credit Agreement"), in the aggregate principal amount of $2,750,000. The obligations are evidenced by a term note to each bank in the junior bank group with interest at 2% above the prime rate. Mr. Han has none of the lending obligations under the Credit Agreement.


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The Issuer's indebtedness to Mr. Han, as successor to the junior bank group, is
(i) subordinated to the Issuer's indebtedness to its new senior lender, Heller Financial, Inc. (See Item 5), and (ii) secured by a second lien on the domestic inventory and accounts receivable, among other collateral, and a first lien on the inventory located in Hong Kong and China. The junior bank group also surrendered to the Issuer for cancellation warrants to purchase 250,000 shares of common stock of the Issuer.

         Under the terms of subordination and intercreditor agreements with the Issuer's senior lender Heller Financial, Inc., all interest payments to Ms. Rounick and Mr. Han are subject to certain conditions.

         Pursuant to the Agreement, on the Closing Date, Martin R. Bring resigned from the Issuer's Board of Directors and Mr. Han was elected as a member of the Issuer's Board of Directors. Ms. Rounick, the other member of the Board of Directors, has agreed to fill remaining vacancies on the board with three designees of Mr. Han. Ms. Rounick had resigned as Chief Executive Officer and Chairman of the Board on the date of the Agreement. On the Closing Date, Sam Kaplan resigned as acting Chief Executive Officer and will remain as Chief Financial Officer. Additionally, the Board of Directors of each of the Issuer and each of its subsidiaries appointed Mr. Han as President, Sue Kim as Vice President and Chris Han as Secretary/Treasurer. Ms. Kim and Chris Han were officers of Nah Nah prior to the Closing Date. The Issuer, as sole shareholder of its wholly-owned subsidiaries, elected Mr. Han, Sue Kim and Chris Han as the directors of each of such subsidiaries.

         Nah Nah produces and markets several lines of moderate to better women's evening and occasion wear under labels including Victor Costa by Nahdree, Constance Saunders by Nahdree, Nah Nah Collections and under private labels through its NNP division. Nah Nah was founded by Mr. Han in 1988 and is presently comprised of four divisions: Nah Nah Collections, Victor Costa by Nahdree, NNP and Constance Saunders by Nahdree. Nah Nah sells its suits and dresses to a variety of specialty stores, department stores and catalogue houses, including Macy's East and Macy's West, Saks Fifth Avenue, Neiman Marcus, Nordstrom's, Lord & Taylor, Bloomingdale's, Lillie Rubin, May Co., Dillard's and Gantos. Nah Nah is located in New York City.


ITEM 4.  Changes in Registrant's Certifying Accountant.

         On the Closing Date, the Issuer retained as its independent accountants the firm of M.R. Weiser & Co. LLP to replace Arthur Andersen LLP. The decision to change accountants was recommended and approved by the Issuer's Board of Directors immediately following the closing of the transactions contemplated by the Agreement. M.R. Weiser & Co. LLP served as Nah Nah's accountants prior to the Closing Date.

         During the Issuer's last two fiscal years and the subsequent interim period prior to the dismissal, there were no disagreements between the Issuer and the accountants on any


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matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         The report of the Issuer's independent accountants with respect to the Issuer's financial statements as of May 31, 1997 and 1996 and for the years then ended contains an opinion from the accountants that certain factors regarding the Issuer's operations raise substantial doubt about the Issuer's ability to continue as a going concern.


ITEM 5.   Other Events.

         As a further condition to the Agreement, HGI, Nah Nah, HRNL, Inc., a wholly-owned subsidiary of the Issuer ("HRNL"), the Issuer and all of the Issuer's additional wholly-owned, active U.S. subsidiaries (collectively, the "Loan Parties") entered into a new factoring and revolving inventory loan and security agreement (the "Factoring Agreement") with Heller Financial, Inc. ("Heller"), replacing its prior senior lender, Foothill Capital Corp. ("Foothill"). All of the outstanding obligations of the Issuer and its subsidiaries to Foothill were paid in full on the Closing Date and Foothill released its liens on substantially all of the assets of the Issuer and its subsidiaries. The Factoring Agreement provides for Heller to purchase eligible receivables and advance to HGI, Nah Nah and HRNL (collectively, the "Borrowers") up to 85% of the purchase price (as such term is defined in the Factoring Agreement) of net eligible accounts. In addition, Heller has agreed to make revolving loans to each of such parties upon request and in Heller's discretion, in amounts up to approximately 60% of each such party's eligible finished goods inventory located in the United States, plus certain supplemental amounts. Under the Factoring Agreement, Heller has also agreed to issue letter of credit guarantees, subject to certain conditions and restrictions set forth in the agreement, to induce banks to issue letters of credit to the Borrowers. The factoring, inventory and letter of credit facility may not exceed an aggregate of $20,000,000 outstanding at any time. As collateral, the Borrowers granted to Heller continuing security interests in substantially all of their assets, including receivables, inventory (other than raw materials and work-in-process), intangibles, equipment, documents, instruments, intellectual property, deposits, cash, books and records, tax refunds and any proceeds from any of the above. The Borrowers' obligations to Heller are further secured by a guaranty by all of the Loan Parties (other than the Borrowers), and the obligations of such guarantors are secured by liens on substantially all of the assets of the guarantors. The Factoring Agreement contains standard events of default, including failure to make a payment when due and the bankruptcy or insolvency of a party, upon the occurrence of any one of which Heller shall have the right to immediately cease making advances, revolving loans and letter of credit guarantees. All of the Loan Parties' other indebtedness is subordinated to their obligations to Heller.

         As of the Closing Date, the Issuer and its subsidiaries commenced doing business under the name The Nahdree Group. The Issuer intends to amend its certificate of incorporation to change its name to The Nahdree Group.


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ITEM 7.  Financial Statements and Exhibits.

         (a)      Financial Statements of Nah Nah Collection, Inc.

                           Information under Item 7(a) will be filed by amendment within 15 calendar days from the closing date of the acquisition.

         (b)      Pro Forma Financial Information.

                           Information under Item 7(b) will be filed by amendment within 15 calendar days from the closing date of the acquisition.

         (c) The following documents are filed herewith as exhibits to this Form 8-K:

                  2.1 Stock Purchase Agreement dated as of October 16, 1997, among the Registrant, Nah Nah, Hong J. Han and Della Rounick.

                  16.1 Letter from Arthur Andersen regarding change in certifying accountant will be filed by amendment.

                  99.1 Factoring and Revolving Inventory Loan and Security Agreement dated as of December 24, 1997, among The He-Ro Group, Inc., Nah Nah Collection, Inc., HRNL, Inc., The He-Ro Group, Ltd. and its several wholly-owned, active U.S. subsidiaries and Heller Financial, Inc.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   December 31, 1997

                                     THE HE-RO GROUP, LTD.



                                     By:  /s/ Hong J. Han
                                          -------------------------------------
                                          Hong J. Han
                                          President and
                                          Chief Executive Officer


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                                  Exhibit Index

         2.1 Stock Purchase Agreement dated as of October 16, 1997, among the Registrant, Nah Nah, Hong J. Han and Della Rounick.

       *16.1 Letter from Arthur Andersen regarding change in certifying accountant.

        99.1 Factoring and Revolving Inventory Loan and Security Agreement dated as of December 24, 1997, among The He-Ro Group, Inc., Nah Nah Collection, Inc., HRNL, Inc., The He-Ro Group, Ltd. and its several wholly-owned, active U.S. subsidiaries and Heller Financial, Inc.

       --------------------
       * To be filed by amendment.


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